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                                                                   Exhibit 10.10


                                CWC INCORPORATED
                               1983 Premier Drive
                                  P.O. Box 4459
                          Mankato, Minnesota 56002-4459




                                         April 2, 1998


Klaus Besier
1352 Monument Street
Concord, Massachusetts  01742


Dear Klaus:

         As you know, CWC Incorporated (the "Company") and you are parties to the letter agreement, dated June 6, 1997, as amended by the letter agreement, dated as of August 7, 1997 (as amended, the "Original Employment Agreement"), governing the terms of your employment with the Company. The Company and you hereby agree to amend and restate the Original Employment Agreement in its entirety pursuant to this letter agreement such that the Original Employment Agreement is no longer of any force or effect.

         1. SCOPE OF EMPLOYMENT; RESIDENCE. You will serve in a full-time capacity as the President and Chief Executive Officer of the Company. The Company agrees to maintain its office in Boston, Massachusetts, at which you will be employed with the Company, and will provide you with reasonably appropriate support staff. It is the understanding of the Company and you that you with not be expected to relocate your residence outside of the Boston, Massachusetts metropolitan region. In addition, it is also anticipated that you will serve as a director of the Company during your employment with the Company.

         2. ANNUAL SALARY AND BONUS. Your annual salary will be $200,000 per year, payable in equal monthly installments in accordance with the Company's standard payroll schedule (subject to all applicable withholdings required by law). You may receive an annual bonus (the "Annual Bonus") of up to $150,000, as determined by the Board of Directors of the Company (the "Board of Directors") based upon the achievement by the Company during the applicable fiscal year of certain performance goals (the "Performance Goals") agreed upon by the Board of Directors and you at least 30 days prior to the commencement of such fiscal year. The Annual Bonus will be guaranteed for the first fiscal year of your employment with the Company and will be paid in equal quarterly installments during such year. In addition, if during the applicable fiscal year the Company achieves the Performance Goals and also achieves or surpasses performance targets in excess of the Performance Goals (the "Stretch Targets"), you may receive an additional bonus of up to $100,000, as determined by the Board of Directors. With respect to


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each fiscal year, the Stretch Targets shall be agreed upon by the Board of
Directors and you concurrently with the determination of the Performance Goals for such fiscal year.

         3. BENEFITS. As an executive of the Company, you will be eligible to participate in the Company-sponsored benefits that are available generally to other senior executives of the Company. You will be entitled to the benefit of the indemnification provisions contained in the Certificate of Incorporation and By-laws of the Company applicable to its officers and directors (copies of which have been provided to you) and you will also be a party to any standard indemnification agreement for Company executive officers and directors that may be adopted by the Company.

         4. EXPENSES. During the period of your employment, you will be reimbursed for reasonable and necessary expenses incurred on behalf of the Company in accordance with the Company's expense reimbursement policy.

         5. STOCK OPTIONS. The Company and you hereby acknowledge that the Company has previously granted to you in accordance with the Clear With Computers, Inc. 1997 Stock Plan, as amended (the "Stock Plan") incentive stock options (the "Options") to purchase an aggregate of 2,126,940 shares of common stock of the Company (the "Option Shares") at an exercise price (subject to adjustment) of $2.63 per share. The Options to purchase the Option Shares represent all of the options that the Company is obligated as of the date hereof to grant to you. In addition, the Company has previously provided you with a copy of the Stock Plan. The Options are subject to a vesting schedule whereby the Option Shares vest in equal successive monthly installments over a four-year period. In the event of a Liquidity Event (as such term is defined below), the Option's vesting shall accelerate so that 80 percent of the unvested Option Shares will become fully exercisable immediately prior to the closing of a Liquidity Event, provided that if as a result of a Liquidity Event, there shall occur, or the agreements governing such Liquidity Event contemplate, a material diminution in the nature or scope of your authority, duties, responsibilities or status, then all of the unvested Option Shares will become fully exercisable immediately prior to the closing of such Liquidity Event. In addition, if (i) as a result of a Liquidity Event, you are employed under the terms of this letter agreement with the entity surviving such Liquidity Event and there shall occur a material increase in the nature or scope of your authority, duties, responsibilities or status with such entity or (ii) the agreements governing the Liquidity Event contemplate your employment under this letter agreement with the entity surviving such Liquidity Event and a material increase in the nature or scope of your authority, duties, responsibilities or status with such entity, then you shall be entitled to renegotiate with the Company's successor the terms of this letter agreement. For purposes of this paragraph, a "Liquidity Event" will consist of either (a) a sale of all or substantially all of the assets of the Company or (b) any merger or consolidation of the Company or a sale of outstanding capital stock of the Company subsequent to the consummation of which the holders of the Company's voting stock prior to such transaction hold less than 50 percent of the outstanding voting stock of the surviving entity following such transaction.

         6. CERTAIN APPROVAL. To the extent that (a) the vesting of the Options is accelerated as a result of a Liquidity Event and (b) all or any portion of such Options which are accelerated constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of


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1986, as amended, (the "Excess Acceleration"), then the acceleration of such portion which constitutes the Excess Acceleration shall be subject to the condition precedent that it is approved by the shareholders of the Company in accordance with Section 280G(b)(5)(B) thereof and the proposed Treasury Regulations relating thereto.

         7. REGISTRATION RIGHTS. Pursuant to Sections 3(b) and 4(a) of the Registration Rights Agreement, dated May 20, 1997 (as amended from time to time, the "Registration Rights Agreement"), among the Company, General Atlantic Partners 40, L.P., GAP Coinvestment Partners, L.P., Jerome D. Johnson and the shareholders named therein, the Company granted to the Designated Holders (as defined in the Registration Rights Agreement) certain "piggy-back" registration rights. The Company agrees that with respect any and all shares of common stock of the Company owned or acquired by you prior to, on or after the date hereof, you will be entitled to the "piggy-back" registration rights set forth in Sections 3(b) and 4(a) of the Registration Rights Agreement, provided that (i) you are obligated to perform all of the duties set forth in the Registration Rights Agreement as if you were an original signatory thereto, including, without limitation, the obligations set forth in Sections 3(b), 4(a), 5(a), 6(a) and 7(b) and (ii) such "piggy-back" registration rights shall cease when any of the events set forth in Section 2(b) of the Registration Rights Agreement shall occur with respect to any shares of common stock of the Company owned or acquired by you.

         8. LOAN FROM THE COMPANY. You may deem it advisable to pay certain moneys in settlement of disputed claims in connection with a former employment relationship. The Company agrees to make funds available to facilitate such settlement in the form of a loan from the Company to you on terms and conditions to be mutually agreed, but in no event will such loan exceed an aggregate amount of up to $1,440,000. If this loan is made, then on the earlier to occur of (a) a Liquidity Event and (b) the third anniversary of the date hereof, the Company will forgive up to $500,000 of the amount of the loan.

         9. LEGAL EXPENSES. The Company will pay up to $100,000 of your personal, reasonable legal fees and disbursements incurred by you directly in connection with the cessation of your former employment relationship.

         10. TERMINATION. Your employment with the Company is not for a specific term and can be terminated by either you or the Company at any time, with or without cause, without further obligation hereunder. However, in the event that the Company terminates your employment "without cause" (as defined below) or you terminate your employment with "good reason" (as defined below), you will be entitled to receive your annual salary, payable in equal monthly installments in accordance with the Company's standard payroll schedule (subject to all applicable withholdings required by law) until the first anniversary of the effective date of such termination. In addition, the unvested portion of your Options shall terminate if (a) the Company terminates your employment for any reason or no reason or (b) you terminate your employment with the Company for any reason or no reason. In the event of your death, this letter agreement will terminate, except that (i) your legal representatives shall be entitled to receive (x) your annual salary, payable in equal monthly installments in accordance with the Company's standard payroll schedule (subject to all applicable withholdings required by law) until the first anniversary of your death and (y) the amount of the Annual Bonus paid to you in the fiscal year


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immediately preceding the year of your death, payable in equal quarterly installments until the first anniversary of your death, (ii) 75 percent of the unvested portion of your Options will become fully exercisable until the six month anniversary of your death (after which date they shall no longer be exercisable) and (iii) the remaining 25 percent of the unvested portion of your Options will terminate. If your employment is terminated by the Company without cause or by you with good reason, the Company will extend the term of the vested portion of your Options until the earlier of (i) three months following the date of such termination, (ii) the effectiveness of a Liquidity Event or (iii) nine months following the Company's initial public offering. Notwithstanding anything to the contrary set forth in this letter agreement, in the event that the Company terminates your employment other than without cause or you terminate your employment other than with good reason, this letter agreement (other than paragraphs 11, 12, 13, 14 and 15) will terminate and the Company shall have no further obligations to you hereunder.

             For purposes of this letter agreement, (a) termination "without cause" shall mean termination for reasons other than (i) financial dishonesty, including, without limitation, misappropriation of funds or property of the Company, or any attempt by you to secure any personal profit related to the business and the business opportunities of the Company without the informed approval of the Board of Directors; (ii) a repeated refusal to comply with reasonable directives of the Board of Directors, or the recklessness or willful misconduct in the performance of duties assigned to you by such Board of Directors; or (iii) the conviction of any felony or any misdemeanor involving moral turpitude or fraud; and (b) termination with "good reason" shall mean the termination of your employment with the Company by written notice, effective on or after the date of delivery of such notice as specified therein, from you to the Company, upon the occurrence of a material diminution in your title or office; the nature or scope of your authority, duties, responsibility or status; or your reporting responsibilities; PROVIDED, HOWEVER, that no change referred to in the preceding clause shall be deemed to constitute a good reason if you agree to remain an employee of the Company.

         11. NON-COMPETITION: CONFIDENTIALITY. You acknowledge that (a) the Company is currently engaged in the business of technology enabled selling and sales force automation (the "Business") in the United States (the "Territory"),
(b) your employment with the Company will give you access to confidential information of the Company, including, without limitation, records, notebooks, data, formulae, specifications, trade secrets, customer and supplier lists and secret inventions and processes, (c) the covenants contained in this letter agreement are essential to protect the Business and goodwill of the Company and
(d) you have means to support yourself and your dependents other than by engaging in the Business and the provisions of this paragraph 11 will not impair such ability. During the period of your employment with the Company and for a period of one year after you receive your last payment due to you hereunder, you will not, in the Territory, (i) engage or participate in the Business, (ii) enter the employ of, or render any other services to, any person engaged in or competitive with the Business or (iii) directly or indirectly become interested in any person referred to in the foregoing clauses (i) and (ii) in any capacity. You acknowledge that the compensation and other amounts paid to you during your employment with the Company is intended to and does compensate you for any inconveniences or economic deprivation resulting from your agreement not to compete with the Company.

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             You acknowledge that the Company and its affiliates have a legitimate and continuing proprietary interest in the protection of their confidential information and that they have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. Therefore, during and subsequent to your employment by the Company, you agree to keep secret and hold in confidence and not directly or indirectly disclose or use any such confidential information (except in the course of performing your duties for the Company), except to the extent authorized by the Company in writing. These obligations with respect to confidential information shall not apply to information that you can establish is (i) publicly available from other sources other than as a result of disclosure by you, (ii) already known to you prior to your commencement of employment with the Company or (iii) provided to you by another person or entity not subject to any limitations on its disclosure. All memoranda, notes, lists, records, drawings, specifications and related documents and other documents or papers (and all copies thereof) relating to the Company or any of its affiliates, including such items stored in computer memories, made or compiled by or on behalf of you during the course of your employment with the Company, or made available to you during the course of your employment with the Company, are the property of the Company and shall be delivered promptly upon the termination of your employment with the Company or at any other time upon request; PROVIDED, HOWEVER, that you may retain copies of the foregoing to the extent that such materials do not constitute confidential information of the Company or any of its affiliates.

             You agree that the Company will suffer irreparable harm if any provision of this paragraph 11 is not performed in accordance with its terms or is otherwise breached by you. Accordingly, you agree that the Company will be entitled to temporary or injunctive relief to prevent any breach or threatened breach of this paragraph 11, and to specific enforcement of the terms set forth herein, in addition to any other remedies at law or in equity that may be available. If any court determines that any of the provisions of this paragraph 11, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be unenforceable.

         12. WAIVERS AND AMENDMENTS. This letter agreement may be amended, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         13. ASSIGNMENT. This letter agreement, and any rights and obligations hereunder, may not be assigned by you. This letter agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

         14. GOVERNING LAW. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Massachusetts, without regard to the conflicts of law principles thereof.


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         15. COUNTERPARTS. This letter agreement may be executed in counterparts, both of which when so executed shall be deemed an original and all of which together shall constitute one and the same instrument.

             This letter agreement contains all of the terms of your employment with the Company and supersedes any other understandings, oral or written, between you and the Company. Any additions or modifications of these terms will only be effective if they are in writing and signed by you and a representative of the Company authorized by the Board of Directors to sign any such addition or modification.

             If this letter agreement accurately reflects all of the terms of your employment with the Company, please sign and return to me the enclosed copy of this letter agreement.

             We are extremely excited to have you as a part of the team, and look forward to working with you on building a very successful and rewarding business.

                                       Sincerely yours,

                                       CWC INCORPORATED


                                       By: /s/ Jerome D. Johnson
                                           ----------------------------------
                                       Name:  Jerome Johnson
                                       Title: Chairman of the Board of Directors
Accepted and agreed to on this
7th day of April, 1998

/s/ Klaus Besier
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Klaus Besier



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